Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact for this Release: J. Daniel Sizemore (251) 967-4249

VISION BANCSHARES, INC. REPORTS FIRST QUARTER 2003 EARNINGS

GULF SHORES, ALABAMA – MAY 6, 2003 – Vision Bancshares, Inc., (OTCBB:VBAL) today reported a consolidated net loss of $107 thousand for the quarter ended March 31, 2003 compared to a consolidated net loss of $19 thousand for the same period of 2002. On both a basic and diluted basis, the loss per share was $0.06 for the first quarter of 2003 versus a loss of $0.02 per share for the first quarter of 2002. This increase in the consolidated net loss is primarily due to the net operating loss posted by Vision Bank, FSB, the Company’s new federal savings bank headquartered in Panama City, Florida. Vision Bank, FSB completed its first 2 ½ months of operations at the end of March 2003. Vision Bank, the Company’s Alabama bank subsidiary, which began operations in March 2000, posted a net operating profit of $245 thousand for the first quarter of 2003. J. Daniel Sizemore, Chairman and CEO, said, “Management anticipated the consolidated net loss for the first quarter of this year. This loss includes the expected increase in overhead expenses incurred as our Florida based savings bank began full operations in January of this year. However, we are very pleased with the earnings trend of Vision Bank, our Alabama bank subsidiary, which posted its fifth consecutive quarter of profitability. Their profitability played a significant role in offsetting the net operating loss of our Florida based thrift.”

Total assets grew $15 million to $155 million at March 31, 2003 compared to $140 million at year-end 2002. Outstanding loans grew $16 million to $125 million at March 31, 2003 while total Deposits increased $14 million to $132 million at the end of the first quarter 2003. The Company’s allowance for loan losses was $1.6 million and represented 1.27% of outstanding loans at March 31, 2003. Mr. Sizemore further stated, “We believe the high quality, personal service delivered by our employees and the involvement of our directors are key to our success and set us apart as the premier community banks in the markets we serve.”

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Vision Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are “forward-looking statements” that involve risks and uncertainties that may cause the Company’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.

Vision Bancshares, Inc. is an Alabama corporation organized in July 1999 as a bank holding company and headquartered in Gulf Shores, Alabama. It is the parent company for Vision Bank, a state banking corporation organized in March 2000 under the laws of the State of Alabama. Vision Bank provides general retail and commercial banking services principally to customers in Baldwin County, Alabama through its offices located in Gulf Shores, Orange Beach, Point Clear and Foley. Vision Bancshares, Inc. is also the parent company for Vision Bank, FSB, organized in January 2003 as a federal savings bank chartered by the Office of Thrift Supervision. Vision Bank, FSB provides banking services to the customers in Bay County and the panhandle of Florida through its offices located in Panama City and Panama City Beach.